Exhibit 99.1

                        FARO REPORTS EPS OF $1.06 IN 2004

    LAKE MARY, Fla., March 9 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO) today announced results for the fourth quarter and year ended December 31, 2004. Net income for the fourth quarter was approximately $4.9 million, or $0.34 per diluted share, a 69.0% increase compared with $2.9 million, or $0.22 per diluted share in the fourth quarter of 2003. Net income for the full year 2004 was approximately $14.9 million, or $1.06 per diluted share, a 79.5% increase compared with $8.3 million, or $0.64 per diluted share in fiscal 2003, and slightly higher than the Company's forecasted earnings per diluted share range of $0.95-$1.05.

     Sales for the fourth quarter of 2004 were approximately $28.5 million, an increase of $5.5 million, or 23.9% from $23.0 million in the fourth quarter of 2003. New order bookings for the fourth quarter were approximately $30.9 million, an increase of $9.8 million, or 46.4% compared with approximately $21.1 million in the year-ago quarter. For the fiscal year ended December 31, 2004, the Company reported sales of approximately $97.0 million, a 35.1% increase from $71.8 million in fiscal 2003. New order bookings for fiscal 2004 were approximately $96.7 million, a 42.6% increase from approximately $67.8 million in fiscal 2003. Sales in 2004 were in the middle of the $95-$100 million range forecast by the Company.

    "New order bookings in Asia/Pacific in the fourth quarter were approximately 20% of total new order bookings in the quarter," said Simon Raab, Chief Executive Officer. "We expect some variations in this percentage from quarter to quarter going forward, but we are encouraged by the returns we are seeing on our investment in that region."

    Gross margin for the fourth quarter of 2004 was approximately 58.0%, compared to 59.6% in the fourth quarter of 2003. Gross margin in the fourth quarter was less than in the previous three quarters of 2004 partly as a result of a higher proportion of sales coming from demonstration equipment, which carry lower margins. Gross margin for fiscal 2004 was 61.8%, a 2.9 percentage point improvement from 58.9% in fiscal 2003. Gross margin for fiscal 2004 was within the Company's target full-year range of 60%-65%.

    Selling, general and administrative ("SG&A") expenses were approximately $11.6 million, or 40.7% of sales in the fourth quarter, an increase of $2.6 million from $9.0 million or 39.1% of sales in the fourth quarter of 2003. SG&A expenses for fiscal 2004 were approximately $37.6 million or 38.8% of sales, an increase of $9.4 million from $28.2 million, or 39.3% of sales in fiscal 2003. Selling expenses as a percentage of sales were 29.0% of sales in the fourth quarter of 2004, higher than the average of 25.7% for the three previous quarters in 2004 in part because of the Company's establishment of new sales offices in India and Korea, and continued expansion of the offices in China. Selling expenses as a percentage of sales for fiscal 2004 were 26.7%, somewhat higher than the Company's full-year target of 25%.

    Research and development ("R&D") expenses were approximately $1.5 million for the fourth quarter of 2004, virtually unchanged from $1.5 million in the fourth quarter of 2003. R&D expenses for fiscal 2004 were approximately $5.4 million, an increase of $0.9 million from $4.5 million in fiscal 2003. R&D expenses as a percentage of sales in 2004 were 5.6%, within the Company's target full-year range of 5%-7%.

    Operating margin for the fourth quarter of 2004 was approximately 9.8%, a decrease of 2.0 percentage points from 11.8% in the fourth quarter of 2003, as a result of the previously mentioned lower gross margin and higher selling expenses in the quarter. Operating margin for fiscal 2004 was 15.0%, an increase of 4.6 percentage points compared to 10.4% in fiscal 2003, and within the Company's target full-year range of 15%-20%.

    Income before income tax for the fourth quarter was approximately $3.1 million, a slight decrease from $3.3 million in the fourth quarter of 2003. Income before income tax for fiscal 2004 was approximately $15.3 million, an increase of $5.9 million, or 62.8% from $9.4 million in fiscal 2003.

    The Company had an income tax benefit of approximately $1.9 million for the fourth quarter of 2004, due primarily to the release of approximately $1.7 million in valuation allowance on foreign deferred tax assets relating to net operating losses which the Company now believes are more likely than not to be realized. The Company calculated the amount to release from the valuation allowance in the fourth quarter using projections of future earnings over the next two years. The income tax rate of 2.3% for fiscal 2004 was significantly less than the Company's long-term target of 25%.

    Sarbanes-Oxley Section 404 Internal Controls Update

    The Company expects to file the report of its auditor regarding its compliance with Sarbanes-Oxley Section 404 in its Form 10-K, which it expects to file by March 16, 2005. "While disappointed with the cost and effort required to meet this standard, we have vigorously undertaken efforts to positively comply. I am proud of our entire organization for staying focused on our business while also accommodating the internal and external audit of internal controls," said Raab.

    Outlook for 2005

    We continue to forecast 25%-30% sales growth in 2005 compared to 2004, to approximately $121-$126 million. Based on a 20% income tax rate we forecast 2005 net income to be approximately $14.5-$19.0 million, or $1.03-$1.36 per diluted share. This forecast includes an estimated cost of $2 million as calculated under the Black-Scholes method of FAS 123, related to our expected adoption of FAS 123(R) for the expensing of stock options.

    We have established target full-year ranges in 2005 for gross margin of 59%-62% and operating margin of 14.5%-18.5%. These target ranges represent our full-year operating goals and are not estimates or forecasts of actual results in 2005.

     The Company intends to continue to provide annual guidance, revised quarterly. The Company also intends to host a strategic outlook and guidance conference within 30 days, which will be web cast. More details on this conference will follow at a later date.

    Financial Table Follows

    This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about our plans, objectives, projections, expectations, assumptions, strategies, or future events. Statements that are not historical facts or that describe the Company's plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as "may," "believes," "anticipates," "expects," "intends," "plans," "seeks," "estimates," "will," "should," "could," "projects," "forecast," "target," "goal," and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Other written or oral statements, which constitute forward-looking statements, also may be made by the Company from time to time. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

    Factors that could cause actual results to differ materially from what is expressed or forecasted in forward-looking statements include, but are not limited to:

    * Our inability to continue to grow sales in the Asia Pacific region;
    * Our inability to keep our financial results within our target goals as a result of various potential factors, such as investments in potential acquisitions or strategic sales, product, or other initiatives;
    * Our inability to find less expensive alternatives to stock options to attract and retain employees;
    * Our inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;
    * The fact that the market potential for the CAM2 market and the potential adoption rate for our products are difficult to quantify and predict;
    * The effects of increased competition as a result of recent consolidation in the CAM2 market;
    * Difficulty in predicting our effective tax rate;
    * Our inability to further penetrate our customer base;
    * Development by others of new or improved products, processes or technologies that make our products obsolete or less competitive;
    * Our inability to maintain our technological advantage by developing new products and enhancing our existing products;
    * The cyclical nature of the industries of our customers and the financial condition of our customers;
    * The inability to protect our patents and other proprietary rights in the United States and foreign countries and the assertion of infringement claims against us;

    * Fluctuations in our annual and quarterly operating results as a result of a number of factors;
    * The inability of our products to displace traditional measurement devices and attain broad market acceptance;
    * The impact of competitive products and pricing in the CAM2 market and the broad market for measurement and inspection devices;
    * Risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, and the burdens of complying with a wide variety of foreign laws and labor practices;
    * The loss of our Chief Executive Officer, our President and Chief Operating Officer, our Executive Vice President and Treasurer, or our Chief Financial Officer or other key personnel;
    * The failure to effectively manage our growth;
    * The loss of a key supplier and the inability to find a sufficient alternative supplier in a reasonable period or on commercially reasonable terms; and
    * the other risks detailed in the Company's Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission.

    About FARO:

    FARO Technologies, Inc. (Nasdaq: FARO) and its international subsidiaries design, develop, and market software and portable, computerized measurement devices. The Company's products allow manufacturers to perform three-dimensional inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO's worldwide customer base. Principal products include the FARO Gage and Gage-Plus(TM), Platinum and Titanium model Faro Arms(R), SI and X model FARO Laser Trackers(R) and a CAM2(R) family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and Guide 25 approved. Learn more at http://www.faro.com .

                     FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
                             SUMMARY FINANCIAL TABLE
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                        Three Months Ended               Twelve Months Ended
                                 -------------------------------   -------------------------------
                                     Dec 31,          Dec 31,          Dec 31,          Dec 31,
                                      2004             2003             2004             2003
                                 --------------   --------------   --------------   --------------
SALES                            $   28,542,302   $   22,954,290   $   97,019,875   $   71,785,980

COST OF SALES                        11,995,164        9,284,556       37,023,704       29,520,249

Gross profit                         16,547,138       13,669,734       59,996,171       42,265,731

OPERATING EXPENSES:
 Selling                              8,287,029        5,737,496       25,886,482       18,341,409
 General and
  administrative                      3,329,148        3,256,739       11,745,313        9,834,690
 Depreciation and
  amortization                          678,191          519,596        2,339,496        2,119,030
 Research and
  development                         1,457,403        1,451,392        5,441,048        4,530,467

Total Operating
 Expenses                            13,751,771       10,965,223       45,412,339       34,825,596

INCOME FROM OPERATIONS                2,795,367        2,704,511       14,583,832        7,440,135

OTHER INCOME
 (EXPENSES)
 Interest income                        121,856           30,985          355,682           81,680
 Other income, net                      146,248          516,181          361,719        1,959,806
 Interest expense                        (6,062)           1,552          (12,068)         (46,351)

INCOME BEFORE INCOME
 TAX                                  3,057,409        3,253,229       15,289,165        9,435,270

INCOME TAX (BENEFIT)
 EXPENSE                             (1,857,055)         356,792          358,291        1,157,530

NET INCOME                       $    4,914,464   $    2,896,437   $   14,930,874   $    8,277,740

NET INCOME PER SHARE -
 BASIC                           $         0.35   $         0.23   $         1.08   $         0.68

NET INCOME PER SHARE -
 DILUTED                         $         0.34   $         0.22   $         1.06   $         0.64

Weighted average
 shares - Basic                      13,990,439       12,813,200       13,833,590       12,181,221

Weighted average
 shares - Diluted                    14,377,024       13,418,202       14,023,159       12,845,992

SELECTED CONSOLIDATED BALANCE SHEET DATA
            (UNAUDITED)

                                                 Dec 31, 2004
                                                --------------
Cash and investments                            $   38,842,235
Current assets                                  $   81,219,693
Total assets                                    $  105,078,361
Current liabilities                             $   15,290,722
Obligations under capital leases -
  less current portion                          $      145,697
Total liabilities                               $   15,919,800
Total shareholders' equity                      $   89,158,561
Total liabilities and shareholders' equity      $  105,078,361

SELECTED CONSOLIDATED STATEMENT OF CASH FLOWS DATA
            (UNAUDITED)

                                                 Dec 31, 2004
                                                --------------
Net cash provided by operating activities       $    7,299,759
Net cash (used in) investing activities         $  (10,070,045)
Net cash provided by financing activities       $    1,300,194
Effect of Exchange Rate Changes on Cash         $      407,480
Cash and Cash Equivalents, Beginning of Period  $   17,419,847
Cash and Cash Equivalents, End of Period        $   16,357,235

SOURCE  FARO Technologies, Inc.
    -0-                             03/09/2005
    /CONTACT: Greg Fraser, EVP, FARO Technologies, Inc., +1-407-333-9911; or Vic Allgeier, The TTC Group, +1-212-227-0997, for FARO Technologies, Inc./
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    /Web site:  http://www.faro.com /